Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

Philip L. Mazzini (“Employee”) and HRB Tax Group, Inc. (“Company”) enter into this Severance and Release Agreement (“Release Agreement”) under the terms and conditions recited below.

I.           Recitations

A.           Employee was employed as President, Retail Tax of HRB Tax Group, Inc., a wholly owned subsidiary of H&R Block, Inc.  Due to changing business needs that resulted in a restructuring that impacted the Company and caused the elimination of Employee’s position, Employee resigned his employment with HRB Tax Group, Inc. effective April 30, 2012 (the “Termination Date”).

B.           Employee and Company wish to enter into a full and final settlement of all issues and matters that exist between them, which include, but are not limited to, any issues and matters that may have arisen out of Employee’s employment with or separation from Company.

C.           Employee specifically acknowledges that Company has advised him to seek his own personal legal counsel prior to signing this Release Agreement.

D.           In exchange for the mutual promises of Employee and Company set forth in this Release Agreement, Employee and Company agree to the terms and conditions set forth below.

II.           Basic Terms of the Release Agreement

A. The parties agree to treat Employee’s separation from employment as a Qualifying Termination, but not a Change in Control Termination, as defined in the H&R Block, Inc. Executive Severance Plan applicable to Employee (the “Plan”) (a copy of the Plan is attached to this Release Agreement as Exhibit A).  Accordingly, following the Company’s receipt of a fully executed copy of this Release Agreement, and provided that Employee does not revoke as permitted in paragraph III(A) below, Company agrees to provide Employee with the following payments and benefits to which he would be entitled under the Plan, which shall be payable and provided in accordance with and subject to the terms of the Plan unless otherwise specified below:

1.           Severance Payment.  Company will pay Employee a lump sum payment in the amount of $875,000, less applicable tax withholdings.

2.           COBRA Subsidy.  Company will pay Employee a lump sum payment of $11,923.00, less applicable tax withholdings, which represents an amount equal to the Company’s regular monthly premium toward the Employee’s health and welfare benefits as of Employee’s last day worked multiplied by twelve (12) months.

3.           Short-Term Incentive Payment.  Company will pay Employee any award payable under any applicable Short-Term Incentive (“STI”) Plan for fiscal year 2012 based upon Employee’s actual performance and the Company’s or H&R Block, Inc.’s attainment of goals established under the STI Plan as determined by the H&R Block, Inc. Board of Directors in its sole discretion.  Such award, if any, shall be payable in accordance with the Company’s short-term incentive process and subject to the terms and conditions of any applicable STI Plan.  Company will pay Employee any short term incentive award due him at the time such awards are generally payable under the applicable STI Plan to other participants.

4.           Stock Options.  Those portions of any incentive stock options (“ISO”) and nonqualified stock options (“NQSO”) to purchase shares of H&R Block, Inc.’s common stock granted to Employee under the 2003 Long-Term Executive Compensation Plan (or any predecessor or successor plan) and outstanding on July 11, 2010  and that are vested or scheduled to vest between the Termination Date and twelve (12) months thereafter (based solely on the time-specific vesting schedule included in the applicable stock option agreement), shall vest and become exercisable as of the Termination Date.  With respect to any stock options outstanding on July 11, 2010 that are vested or become vested pursuant to this subparagraph, Employee may exercise such options until the earlier of (a) fifteen (15) months following the Termination Date; or (b) the last day the options would have been exercisable if Employee had not incurred a separation from service.  Those portions of any ISO and NQSO to purchase shares of H&R Block, Inc.’s common stock granted to Employee after July 11, 2010 that are not vested as of the Termination Date shall be forfeited.  With respect to those portions of any ISO and NQSO that were granted after July 11, 2010 and that are vested as of the Termination Date, Employee shall have until the earlier of (a) twelve (12) months following the Termination Date or (b) the last day the options would have been exercisable if Employee had not incurred a separation from service to exercise such options.  A list of the stock options vested as of the Termination Date, to become vested pursuant to this subparagraph, and that shall be forfeited on the Termination Date is attached as Exhibit B.

5.           Performance Shares.  Subject to the terms and conditions of the applicable award agreement, Employee will vest in a pro-rata portion of the award of outstanding performance shares granted under the 2003 Long-Term Executive Compensation Plan (or any predecessor or successor plan) as of the Termination Date.  Employee shall become entitled to payment of such vested portion of the award pursuant to the provisions of the applicable award agreement based on the achievement of the performance goals at the end of the then-applicable performance period.  A list of the performance shares outstanding as of the Termination Date, to become vested pursuant to this subparagraph, and that shall be forfeited on the Termination Date is attached as Exhibit C.

6.           Restricted Shares.  All restrictions on any shares of H&R Block, Inc.’s common stock awarded to Employee under the 2003 Long-Term Executive Compensation Plan (“Restricted Shares”) and outstanding on July 11, 2010 and that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Termination Date and twelve (12) months thereafter shall terminate (and shall be fully vested) as of the Termination Date.  Those portions of any restricted shares granted to Employee after July 11, 2010 that are not vested as of the Termination Date shall be forfeited.  A list of the Restricted Shares outstanding as of the Termination Date, to become vested pursuant to this subparagraph, and that shall be forfeited on the Termination Date is attached as Exhibit D.

7.           Outplacement Services.  Company will pay an amount not to exceed $1,000.00 per month directly to a professional outplacement assistance firm which is reasonably suitable to Employee until the earlier to occur of (a) the date Employee obtains other employment; or (b) fifteen (15) months following the Termination Date.

B.           Employee agrees to the following:

1.           Release of Claims.  Employee agrees to and hereby does release and forever discharge Company, and each and every one of its direct and indirect parent, affiliate, subsidiary, component, predecessor and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively the “Released Parties”) from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Employee and the Released Parties up to the date Employee signs this Release Agreement, all as more fully set forth in paragraphs IV(A) through (F) below.

2.           Confidential Information.  Employee agrees that he will not, without the prior written consent of Company, directly or indirectly use for the benefit of any person or entity other than Company, or make known, divulge or communicate to any person, firm, corporation or other entity, any confidential or proprietary information, knowledge or trade secrets acquired, developed or learned of by Employee during his employment with Company.  Employee shall not retain after the Termination Date, any document, record, paper, disk, tape or compilation of information relating to any such confidential information.

3.           Return of Company Property.  Employee shall return to Company by the Termination Date, any and all things in his possession or control relating to Company, including but not limited to any equipment issued to Employee, all correspondence, reports, contracts, financial or budget information, personnel or labor relations files, office keys, manuals, and all similar materials not specifically listed here.  Employee further agrees that as of the Termination Date he will have no outstanding balance on his corporate credit card for which appropriate travel and expense accounting has not been submitted.

4.           Legal Hold.  To the extent Employee has received a Preservation Notice/Legal Hold from the Legal Department, Employee shall take all necessary steps to preserve information related in any way to the Preservation Notice/Legal Hold in its original format and location and will not modify, delete or destroy such information.  Employee will notify the Legal Department of the nature and location of any and all such information.

5.           Non-Solicitation of Employees.  For a period of two years after the Termination Date, Employee agrees that he will not directly or indirectly recruit, solicit, or hire any employee of the Company or of its parents, subsidiaries or related-companies (collectively “Affiliates”) or otherwise induce any Company or Affiliate employee to leave the employment of the Company or Affiliate or to become an employee of or otherwise be associated with any other party or with Employee or any company or business with which Employee is or may become associated.  The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

6.           Non-Solicitation of Customers.  For a period of two years after the Termination Date, Employee agrees that he will not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this paragraph will only apply to customers for whom Employee personally provided services while employed by the Company or customers about whom or which Employee acquired material information while employed by the Company.  The running of the two-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.

7.           Non-Competition.  For two years after Employee’s Termination Date, Employee agrees that he will not engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant or advisor to, any of the following located anywhere in the United States,

Canada, Australia, India and, and such other geographic markets where Employee has had direct and substantial involvement in the Company’s operations or the evaluation or development of operations on behalf of the Company in such geographic markets:  (i) any entity that engages in any business competitive with the business activities of the Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (ii) any financial institution or business where any of Employee’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (iii) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers.  Without limiting clause (iii), any financial institution or business whose profits or revenues from the provision of services or products to Prohibited Companies exceeds twenty-five percent (25%) of total profits or revenues, as the case may be, shall be deemed to be covered by clause (iii).

8.           Non-disparagement.  Employee agrees he will not disparage Company or any Affiliate or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company or any Affiliate.  This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.

9.           Employee Availability/Cooperation.  Employee agrees to make himself reasonably available to the Company and/or any Affiliate to respond to requests for information pertaining to or relating to the Company or its Affiliates, or any predecessor and successor companies, or their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns.  Employee also agrees to reasonably assist and cooperate with the Company and/or any Affiliate (and their outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee.  Employee will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse Employee for the reasonable out-of pocket expenses incurred as a result of such cooperation.

10.           Resignation.  Employee agrees that, upon the Termination Date, he resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, the Company or its Affiliates, and any benefit plans of the Company or its Affiliates.  Employee will execute the resignations attached as Exhibit E contemporaneously with his execution of this Release Agreement, and agrees to reasonably cooperate with the Company to execute any additional resignations that the Company may determine to be required upon its further review of applicable requirements to which it is subject.

III.           Acknowledgments and Additional Terms

A.           Consideration/Revocation Period.  Employee shall have twenty-one (21) days following his receipt of this Release Agreement to consider whether or not to sign this Release Agreement.  Employee acknowledges that he may revoke his acceptance of the terms and conditions of this Release Agreement at any time within seven (7) calendar days after the day on which he originally returned his signed copy of the Release Agreement to the Company.  Such revocation, to be effective, must be delivered by written notice, in a manner so the notice is received on or before the seventh day by:  General Counsel, H&R Block, Inc., One H&R Block Way, Kansas City, MO  64105.  In the event Employee does not return an executed copy of this Release Agreement to the Company within the twenty-one (21) day period, or Employee revokes his acceptance of the terms and conditions of this Release Agreement within the seven (7) day period following his execution of this Release Agreement, Employee will not be entitled to any of the payments or benefits provided under paragraph II(A).

B.           Opportunity to Consult Personal Attorney.  Employee acknowledges that Company has advised him to seek his own legal counsel prior to signing this Release Agreement and that he has consulted or has had the opportunity to consult with his personal attorney prior to executing this Release Agreement.

C.           No Admission of Liability.  Employee and Company agree that nothing in this Release Agreement is an admission by either of any wrongdoing, and that nothing in this Release Agreement is to be construed as such by anyone.

D.           Consideration.  Employee agrees that provision of the payments and benefits set forth in paragraph II(A) are valuable consideration to which Employee would not otherwise be entitled.

E.           Choice of Law.  All disputes which arise out of the interpretation and enforcement of this Release Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions.

F.           Entire Agreement.  This Release Agreement, including Exhibits B through E attached hereto, constitute the entire agreement between the parties related to the subject matters set forth in this Release Agreement.  The parties acknowledge the terms of the Plan can be terminated or changed according to the terms set forth in the Plan.  The parties acknowledge the terms of this Release Agreement can only be changed by a written amendment to the Release Agreement signed by both parties.

G.           No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Release Agreement, except for those set forth in writing in this Release Agreement or in the Plan.

H.           Separate Signatures.  Separate copies of this Release Agreement shall constitute originals which may be signed separately but which together will constitute one single agreement.

I.           Effective Date.  This Release Agreement becomes effective and binding on the eighth calendar day following Employee’s execution of the Release Agreement pursuant to paragraph III(A).

J.           Severability.  If any provision of this Release Agreement, including the Plan, is held to be invalid, the remaining provisions shall remain in full force and effect.  In addition, if a court of competent jurisdiction determines the restrictions contained in paragraphs II(B)(5), (6) and (7) to be invalid, illegal, or otherwise unenforceable or unreasonable in scope, the validity, legality, and enforceability of the other provisions of this Release Agreement shall not be affected thereby.  Any such restriction(s) in paragraphs II(B)(5), (6) or (7) determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Employee to be amended as to the scope of protection, time and geographic area in whatever manner, if any, is considered reasonable by that court and, as so amended, will be enforced.

K.           Continuing Obligations.  Any continuing obligations Employee has after separation of employment pursuant to any written agreement with Company, the Plan, or by operation of law are intended to survive this Release Agreement.  The terms of this Release Agreement add to any such obligations and are not intended to otherwise modify them in any way.

L.           409A Representations.  Company has made a good faith effort to comply with current guidance under Section 409A of the Internal Revenue Code.  Notwithstanding the foregoing or any provision in this Agreement to the contrary, Company does not warrant or promise compliance with Section 409A, and Employee understands and agrees that he shall not have any claim against Company with respect to Section 409A or for any good faith effort taken to comply with Section 409A.

IV.           Release

A.           In consideration of the recitations and agreements listed above, Employee releases, and forever discharges Company and each and every one of its direct and indirect parent, affiliate, subsidiary, component, predecessor, and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively the “Released Parties”), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between Employee and the Released Parties up to the date Employee signs this Release Agreement.

B.           This release of claims includes, but is not limited to:  (1) any claims Employee may have relating to any aspect of his employment with the Released Parties and/or the separation of that employment; (2) any breach of an actual or implied contract of employment between Employee and the Released Parties; (3) any claim of unjust or tortious discharge; (4) any common law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hiring/retention/supervision, or defamation); (5) any claims arising under (i) the Civil Rights Act of 1866, 42 U.S.C. § 1981, (ii) the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended by the Civil Rights Act of 1991, (iii) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (including but not limited to the Older Worker Benefit Protection Act), (iv) the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., (v) the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq., (vi) the American with Disabilities Act, 42 U.S.C. §§ 12101, et seq., (vii) the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et. seq., and (viii) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; (6) any applicable state or local employment discrimination statute or ordinance; and (7) any other federal, state, or local statutes or ordinances.

C.           Employee represents and warrants that, as of the date he signs this Release Agreement, he has not filed or commenced any suit, claim, charge, complaint, or other legal proceeding of any kind against the Released Parties.

D.           Employee further agrees in the event any person or entity should bring any charge, claim, complaint, or action of the type listed in or contemplated by paragraph IV(A) or (B) on his behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.  This Release Agreement does not affect, however, the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to investigate or enforce applicable employment discrimination statutes.

E.           For purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Release Agreement does not affect the EEOC’s rights and responsibilities to enforce the ADEA, nor does this

Release Agreement prohibit Employee from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Release Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC.  Nevertheless, Employee agrees that the Released Parties will be shielded against any recovery by Employee, provided this Release Agreement is valid under applicable law.

F.           Employee agrees he waives any right to participate in any settlement, verdict or judgment in any class, collective or multi-party action against the Released Parties arising from conduct occurring on or before the date Employee signs this Release Agreement, and that he waives any right to accept anything of value or any injunctive relief associated with any such pending or threatened class action against the Released Parties.

THIS IS A RELEASE OF CLAIMS - READ CAREFULLY BEFORE SIGNING

I have read this Severance and Release Agreement.  Company advised me to seek the advice of counsel regarding the meaning and effect of this Release Agreement, and I have had the opportunity to do so.  I fully understand the terms of this Release Agreement and I understand it is a complete and final release of any of my claims against the Released Parties (as defined in this Release Agreement).  I sign the Release Agreement as my own free act and deed.

PHILIP L. MAZZINI

/s/ Philip L. Mazzini

Date: 6/1/12

 HRB TAX GROUP, INC.

/s/ Aileen Wilkins

By:           Aileen Wilkins

Title:           Chief People Officer

Date:           6/12/12

EXHIBIT A

H&R BLOCK, INC. EXECUTIVE SEVERANCE PLAN

EXHIBIT B

STOCK OPTION SUMMARY

Grant Date	Grant Price	Shares Granted	Vested	Accelerated	Term Date
11/29/2004	$23.52	2,000	2,000		7/30/13
6/30/2005	$29.175	3,540	3,540		7/30/13
6/30/2006	$23.86	5,795	5,795		7/30/13
6/30/2007	$23.37	8,950	8,950		7/30/13
7/3/2008	$21.81	10,535	10,535		7/30/13
9/2/2008	$25.56	9,380	9,380		7/30/13
7/2/2009	$16.89	40,000	26,666	13,334	7/30/13
10/1/2010	$12.59	88,155	22,0381		4/30/13
6/30/2011	$16.04	108,025	02
		Total	88,904	13,334

1  Employee forfeits the remaining 66,117 options from this grant.

2  Employee forfeits all options from this grant.

EXHIBIT C

PERFORMANCE SHARES SUMMARY

Grant Date	Performance Period	Performance Shares Granted	Vested
6/30/2011	5/1/2011 – 4/30/2014	12,025	4,0051
		Total	4,005

1  These performance shares vested as of April 30, 2012 and do not include any dividend equivalents that may be awarded; Employee will forfeit the remaining 8,020 performance shares from this grant.

EXHIBIT D

RESTRICTED SHARES SUMMARY

Grant Date	Shares Granted	Vested	Accelerated
7/2/2009	2,231	0	2,231
10/1/2010	6,355	1,5881
6/30/2011	8,730	02
	Total	1,588	2,231

1  Employee forfeits 4,767 shares from this grant.

2  Employee forfeits all shares from this grant.

EXHIBIT E

RESIGNATION

To Whom It May Concern:

Effective April 30, 2012, I hereby resign from the following officer and director positions:

Entity Name	Title
Express Tax Service, Inc.	Director
Express Tax Service, Inc.	President
H&R Block (India) Private Limited	Director
H&R Block (Nova Scotia), Incorporated	Director
H&R Block Canada Financial Services, Inc.	Director
H&R Block Canada Financial Services, Inc.	Chairman of the Board
H&R Block Canada, Inc.	Director
H&R Block Canada, Inc.	President
H&R Block Eastern Enterprises, Inc.	Director
H&R Block Eastern Enterprises, Inc.	President
H&R Block Enterprises LLC	President
H&R Block Global Solutions (Hong Kong) Limited	Director
H&R Block Limited	Director
H&R Block Tax and Business Services, Inc.	Director
H&R Block Tax and Business Services, Inc.	President
H&R Block Tax Services LLC	President
HRB International LLC	President
HRB Tax Group, Inc.	Director
HRB Tax Group, Inc.	President

____________________________________
Philip L. Mazzini

Dated: